Exhibit 15.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

To

Commissioners

We are aware that our report dated August 6, 2015 on our review of interim financial information of Petróleo Brasileiro S.A. – Petrobras (the “Company”), for the three and six month periods ended June 30, 2015 and 2014 and included in the Company's quarterly report on Form 6-K for the quarter ended June 30, 2015 is incorporated by reference in the Registration Statement on Form F-3 of the Company, dated August 28, 2015.

Very truly yours,

/s/ Marcos Donizete Panassol

Marcos Donizete Panassol
Engagement Leader

PricewaterhouseCoopers

Rio de Janeiro - Brazil

August 28, 2015